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                                                                    EXHIBIT  5.1

                              PALMER & DODGE LLP
                   One Beacon Street, Boston, MA  02108-3190


Telephone: (617) 573-0100                              Facsimile: (617) 227-4420


                               February 10, 1999


Parametric Technology Corporation
128 Technology Drive
Waltham, MA 02453

Ladies and Gentlemen:

          We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Parametric Technology Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of 2,028,484 shares (the "Shares") of the Company's Common Stock, $.01 par value, offered for sale by certain stockholders of the Company described therein.

          We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of such Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

          Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."


                                    Very truly yours,



                                    /s/ Palmer & Dodge LLP

                                      Palmer & Dodge LLP